Exhibit 99.2

       SCRIPT FOR NOVEMBER SALES COMMENTS -- THURSDAY, DECEMBER 1ST, 2005
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The following are comments expanding on same-store sales results for Payless
ShoeSource, Inc. during the December reporting period for fiscal year 2005, the four weeks ended November 26th, 2005.

Payless ShoeSource reported that corporate same-store sales increased 9.0 percent during November of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in November were $207.6 million dollars, a 5.4 percent increase from total sales of $196.9 million in November 2004. Sales are from continuing operations in both periods.

We had positive results across all categories of women's and children's shoes, with the strongest results in women's dress shoes, women's boots and girl's shoes. Men's athletic shoes also provided solid results. Weaker categories for the month included men's dress and casual shoes and men's boots.

By region, our business was strongest in the West, followed by the South, the Northcentral and the Northeast.

November results exceeded our expectations, driven by favorable customer response to our merchandise and marketing efforts during the month. We remain committed to our goal of achieving low single-digit, positive same-store sales on a consistent basis by delivering trend-right, distinctive product that is differentiated from our competitors, and aligning our strategy around our customers at every level of our organization.

At the end of fiscal November, 30 stores remained closed from the impact of Hurricanes Katrina, Rita and Wilma.

We were operating 4,627 total stores at the end of fiscal November, including 149 stores in the Central American region, 31 stores in South America and 313 stores in Canada. The 30 stores that remain closed due to the impact of the hurricanes are also included in our total store count for the month.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending July 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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